As filed with the Securities and Exchange Commission on May 11, 1999
                                              Commission File Number 333-68213
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              450 FIFTH STREET N.W.
                             WASHINGTON, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 4 TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            SARATOGA HOLDINGS I, INC.
               (Exact name of Registrant as specified in charter)

         TEXAS                                                 74-2896910
(State of incorporation)  (Primary Standard Industrial       (IRS Employer
                           Classification Code Number)     Identification No.)

                                 Thomas F. Cooke
                         301 Congress Avenue, Suite 1550
                               Austin, Texas 78701
                                 (512) 478-5717
        (Address and telephone number of principal executive offices and principal place of business or intended principal place of business. Name, address and telephone number or agent for service.)

                      =====================================

                 Please send copies of all communications to:
                               J. Rowland Cook
                                 Carol Bellon
               Jenkens & Gilchrist, A Professional Corporation
                           2200 One American Center
                             600 Congress Avenue
                             Austin, Texas 78701
                                (512) 499-3821
                             Fax: (512) 404-3520

      THE SHARES WILL BE SOLD TO THE PUBLIC AS SOON AS REASONABLY POSSIBLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                                Proposed          Proposed
                                                                 maximum           maximum
Title of each class of securities to          Amount to       offering price       aggregate          Amount of
         be registered                      be registered       per share.*      offering price    registration fee
---------------------------------------------------------------------------------------------------------------------
Common Stock Offered as Dividend Shares       3,465,292           $0.003          $10,395.88           **$2.89
=====================================================================================================================

*   Arbitrary price as no trading market is contemplated.

** Calculated only for purposes of determining the Registration Fee; $2.97 previously paid.

The registrant hereby amends this registration statement as necessary to delay its effective date until the registrant files a further amendment, which specifically states that this registration statement will become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on a date that the Commission determines.

                   PRELIMINARY PROSPECTUS DATED MAY 11, 1999,
                              SUBJECT TO COMPLETION


                            SARATOGA HOLDINGS I, INC.

                        3,465,292 SHARES OF COMMON STOCK


      Saratoga Resources, Inc., a Delaware corporation, intends to spin off its wholly-owned subsidiary, Saratoga Holdings I, Inc., a Texas corporation, by distributing as a dividend to its own stockholders, one share of the common stock of Saratoga Holdings for each share of the parent's stock. However, because California does not appear to provide an exemption from registration for the distribution of the common stock, the parent will pay the dividend in cash to stockholders who reside in those states at a rate of $0.003 per share for a total amount of approximately $18.92. Shareholders in other states will not be entitled to receive cash instead of shares because Saratoga Holdings intends to conserve its cash resources for operations and because there are exemptions in all other relevant states. The parent's stockholders will not be charged for the dividend shares and neither Saratoga Holdings nor the parent will receive any proceeds from this distribution.

      Prior to this offering, there has been no public market for the common stock.


      WE URGE YOU TO READ THIS PROSPECTUS CAREFULLY SINCE IT CONTAINS INFORMATION THAT IS IMPORTANT TO YOU. ALSO, PAY PARTICULAR ATTENTION TO THE "RISK FACTORS" BEGINNING ON PAGE 5.

                              ------------------


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ------------------


      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                  The date of this prospectus is May __, 1999

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.


                               TABLE OF CONTENTS
                                                                           PAGE

PROSPECTUS SUMMARY INFORMATION...............................................5
SARATOGA HOLDINGS ...........................................................5
THE OFFERING.................................................................5
RISK FACTORS.................................................................6
      Because Saratoga Holdings does not have any significant
            operating history, it is difficult to determine
            whether its business strategy will be successful ................6
      Because Saratoga Holdings does not have sufficient capital to pay its expenses, it would not be able to continue its
            operations without a loan from its affiliate.....................6
      If the accounts receivable owned by Saratoga Holdings are not collected, Saratoga Holdings will not have any source
            of revenues......................................................6
      Because Saratoga Holdings is not a licensed debt collection company, it cannot collect its accounts receivable directly .....6
      Because Saratoga Resources must rely upon a third party to collect its accounts receivable, it has less control
            over the collection process......................................7
      Because the president of Saratoga Resources is affiliated with the collection agency that collects our accounts receivable and with the company that sold accounts receivable to us,
            there is a conflict of interest that could be detrimental to
            Saratoga Holdings ...............................................7
      Because directors and officers will continue to hold a
            controlling interest in Saratoga Holdings, the ability of investors to influence our corporate activities after the offering will be very limited ...................................7
      Because Saratoga Holdings has only one employee who has
            experience with its business, the loss of Mr. Johnson could have a material adverse effect on its business...................7
      The loss of services of Mr. Cooke would have a detrimental effect on Saratoga Holdings......................................7
      Saratoga Holdings is relying on a third party for compliance with federal and state debt collection regulations and
            would suffer adverse consequences for its failure to do so ......8
      Because there is no trading market for Saratoga Holdings' common stock, you may have difficulty valuing and selling its shares ...8 Regulations affecting Saratoga Holdings may make it more difficult for you to resell its shares...........................8
      If you are an affiliate of Saratoga Holdings your ability to sell our shares will be limited .................................8
      Future sales of our stock made pursuant to Rule 144, could have an adverse effect on the prevailing market price of our
            common stock ....................................................9
      Because Saratoga Holdings does not have insurance coverage, any liability that we suffer beyond what is covered by our
            collection agent's insurance could have an adverse affect
            on our business and on the price of your shares..................9
      Because there is substantial competition for the purchase of accounts receivable, we may be required to pay higher prices for additional portfolios of receivables ........................9
      The year 2000 issue could adversely effect our business................9
      Stockholders of the parent may be taxed on the dividend................9
FORWARD-LOOKING INFORMATION.................................................10
SARATOGA HOLDINGS...........................................................10
INFORMATION CONCERNING THE PARENT ..........................................11
USE OF PROCEEDS.............................................................11
FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION.........................11
      Federal Income Tax Consequences ......................................11
DETERMINATION OF OFFERING PRICE.............................................13
PLAN OF DISTRIBUTION........................................................13
      Introduction..........................................................13

      Method of Distribution and Subsequent Trading.........................13
      Regulations Affecting the Price and Marketability of Saratoga
            Holdings Stock .................................................14
DIVIDENDS...................................................................14
CAPITALIZATION..............................................................15
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
      CONDITION AND RESULTS OF OPERATION....................................16
      Liquidity.............................................................17
      The Year Two Thousand.................................................17
THE BUSINESS................................................................18
      The Industry..........................................................20
      Business Strategy.....................................................21
      Research and Development Activities...................................22
      Compliance with Environmental Laws....................................22
      Competition for Accounts Receivable...................................22
      Customers and Suppliers...............................................22
      Government Regulation.................................................23
      Employees.............................................................23
      Properties............................................................23
WHERE YOU CAN GET MORE INFORMATION..........................................23
MANAGEMENT..................................................................24
      Directors and Executive Officers......................................24
      Advisory Board........................................................25
      Compensation of Directors and Executive Officers......................25
PRINCIPAL SHAREHOLDERS......................................................25
      Ownership of the Common Stock of Saratoga Holdings....................25
      Ownership of the Parent's Common Stock................................26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................27
DESCRIPTION OF SECURITIES...................................................28
      Common Stock..........................................................28
      Preferred Stock.......................................................28
      Anti-Takeover Provisions..............................................28
      Indemnification of Officers and Directors; Limitation of
            Director Liability..............................................29
SHARES ELIGIBLE FOR FUTURE SALE.............................................29
TRANSFER AGENT..............................................................30
LEGAL MATTERS...............................................................31
EXPERTS.....................................................................31
INDEX TO FINANCIAL STATEMENTS..............................................F-1
INDEPENDENT AUDITOR'S REPORT...............................................F-2
BALANCE SHEET..............................................................F-3
NOTES TO FINANCIAL STATEMENTS..............................................F-7


Dealer Prospectus Delivery Obligation

      Until ___________, 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                        PROSPECTUS SUMMARY INFORMATION

      Please read all of this prospectus carefully. It describes Saratoga Holdings, its finances and products. Federal and state securities laws require that we include in this prospectus all important information that investors will need to make an investment decision. You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The following is a summary of some of the information contained in this prospectus. However, you should not rely on the summary but should also read the more detailed information in this prospectus.


                              SARATOGA HOLDINGS

      Saratoga Resources, Inc. incorporated Saratoga Holdings I, Inc. under the laws of the State of Texas on October 29, 1998 with a view toward the distribution of the dividend shares as described in this prospectus. Saratoga Holdings is in the business of purchasing portfolios of accounts receivable at a discount and of collecting receivables or reselling them in the same or in differently configured portfolios. Saratoga Holdings is not a licensed debt collection agency, and thus has retained a third party to collect those accounts in exchange for a commission equal to 30% of the amount collected. Saratoga Holdings had no predecessors and no history prior to its date of incorporation. Saratoga Holdings' present address is c/o Saratoga Resources, Inc., 301 Congress Avenue, Suite 1550, Austin, Texas 78701, telephone: (512) 478-5717.


                                  THE OFFERING

Type of Security Offered                        Common Stock, $0.001 par value
                                                  per share

Number of Outstanding Shares                    3,766,667 shares

Common Stock Offered as Dividend Shares         3,465,292 shares

Common Stock Outstanding After Offering         3,766,667 shares


      The parent had 3,465,292 shares outstanding as of March 15, 1999. It will distribute shares of Saratoga Holdings common stock to all of its stockholders except those residing in California. Instead of 6,308 shares of Saratoga Holdings' common stock, the parent will pay stockholders in those states cash in the aggregate amount of approximately $18.92 or $0.003 per share. The only reason that shareholders in California will receive cash is the fact that California state law does not provide an exemption from state registration for this transaction. Shareholders in other states will not be entitled to receive cash instead of shares because Saratoga Holdings intends to conserve its cash resources for operations and because there are exemptions in all other relevant states. Because the total amount of cash distributed in California will only be approximately $18.92, in the opinion of management, this payment should not benefit the shareholders of Saratoga Resources who reside in California to the detriment of any other shareholder of Saratoga Resources.

                                 RISK FACTORS

      You should consider the common stock of Saratoga Holdings to be an investment involving a high degree of risk. You should read this entire prospectus and carefully consider the risk involved with this investment, including the following factors.

BECAUSE SARATOGA HOLDINGS DOES NOT HAVE ANY SIGNIFICANT OPERATING HISTORY, IT IS DIFFICULT TO DETERMINE WHETHER ITS BUSINESS STRATEGY WILL BE SUCCESSFUL

      Because of our lack of operating history, there is no assurance that Saratoga Holdings will be successful or that the stock of Saratoga Holdings will have any value. Saratoga Holdings was organized in October 1998 and did not begin operations until after it purchased accounts receivable on November 12, 1998. See "Saratoga Holdings" and "The Business."

BECAUSE SARATOGA HOLDINGS DOES NOT HAVE SUFFICIENT CAPITAL TO PAY ITS EXPENSES, IT WOULD NOT BE ABLE TO CONTINUE ITS OPERATIONS WITHOUT A LOAN FROM ITS AFFILIATE

      Without the loan and administrative support from its parent, Saratoga Holdings does not have sufficient capital to conduct its business and presently has no other credit facilities or identifiable sources of additional capital. Saratoga Holdings had initial assets totaling $11,300, of which approximately $10,300 was spent to acquire accounts receivables. The only other current source of capital is a revolving loan from a subsidiary of the parent to cover expenses up to $40,000 during the first 18 months of operations. Although Thomas F. Cooke will control the management of both the parent and Saratoga Holdings immediately after this offering, he has advised both companies that he plans to treat them as separate, independent entities. See "Management's Discussion and Analysis of Financial Condition -- Liquidity."

IF THE ACCOUNTS RECEIVABLE OWNED BY SARATOGA HOLDINGS ARE NOT COLLECTED, SARATOGA HOLDINGS WILL NOT HAVE ANY SOURCE OF REVENUES

      There is no assurance that we will be able to collect our receivables which is our only source of revenue. On November 12, 1998, we acquired 149 accounts receivable having an aggregate unpaid balance of $223,907.05 in exchange for a purchase price of $10,299.72. We purchased the receivables without recourse which means that the seller of the receivables will not be obligated to us for any amount if we are unable to collect any or all of the them. In addition, the seller did not provide Saratoga Holdings with any representations as to the character, accuracy or sufficiency of the information provided to us about the receivables. Therefore, even if the receivables are uncollectible, we may not have any remedy or recourse against the seller. See "Saratoga Holdings" and "The Business."

BECAUSE SARATOGA HOLDINGS IS NOT A LICENSED DEBT COLLECTION COMPANY, IT CANNOT COLLECT ITS ACCOUNTS RECEIVABLE DIRECTLY

      Saratoga Holdings does not have any license to operate as a debt collection company. Instead of obtaining the necessary licenses, it has transferred its accounts receivable to a licensed debt collection company for collection. There is no assurance that Saratoga Holdings would be able to obtain the necessary licenses to operate as a debt collection company even if it applied for them. Therefore, it may always be necessary for it to rely upon a third party to collect its accounts. See "The Business -- Government Regulation."

BECAUSE SARATOGA RESOURCES MUST RELY UPON A THIRD PARTY TO COLLECT ITS ACCOUNTS RECEIVABLE, IT HAS LESS CONTROL OVER THE COLLECTION PROCESS

      Our success in collecting the accounts receivable is largely dependent upon the efforts of a third party debt collection company that is affiliated with Mr. Johnson, the President of Saratoga Holdings. Saratoga Holdings has entered into a service agreement that provides that the collection company will use reasonable efforts to collect the receivables and authorizes it to settle any of the receivables for 50% or more of the outstanding balance. In exchange for the services provided under the service agreement, the collections company is entitled to retain 30% of the amount collected as a commission. See "Saratoga Holdings," "The Business" and "Risk Factors -- Conflict of Interest of the President."

BECAUSE THE PRESIDENT OF SARATOGA RESOURCES IS AFFILIATED WITH THE COLLECTION AGENCY THAT COLLECTS OUR ACCOUNTS RECEIVABLE AND WITH THE COMPANY THAT SOLD ACCOUNTS RECEIVABLE TO US, THERE IS A CONFLICT OF INTEREST THAT COULD BE DETRIMENTAL TO SARATOGA HOLDINGS

      Randall Johnson, the president of Saratoga Holdings, is also a shareholder, officer and director of both the company that sold the receivables to Saratoga Holdings and of the company we have retained to collect the receivables. We may purchase additional receivables from the same company and may retain the same collection company to collect any or all of those additional receivables. Because of Mr. Johnson's conflict of interest, the purchase of the receivables by Saratoga Holdings and the agreement with the collection company to collect the accounts receivable may benefit the seller and the collection company at the expense of Saratoga Holdings. See "Risk Factors -- Only One Employee has Experience" and "Certain Relationships and Related Transactions."

BECAUSE DIRECTORS AND OFFICERS WILL CONTINUE TO HOLD A CONTROLLING INTEREST IN SARATOGA HOLDINGS, THE ABILITY OF INVESTORS TO INFLUENCE OUR CORPORATE ACTIVITIES AFTER THE OFFERING WILL BE VERY LIMITED

      Mr. Thomas F. Cooke, both individually and as the sole director of Saratoga Holdings, will control Saratoga Holdings' policies and procedures both before and after the offering. After the sale of the shares and the distribution of the dividend shares, Thomas F. Cooke, the sole director, chief executive officer and secretary of Saratoga Holdings, will be the owner of approximately 59% of our common stock and will also control an additional 308,741 shares held by the parent and 150,000 shares held by the parent's wholly-owned subsidiaries. See "Principal Shareholders."

BECAUSE SARATOGA HOLDINGS HAS ONLY ONE EMPLOYEE WHO HAS EXPERIENCE WITH ITS BUSINESS, THE LOSS OF MR. JOHNSON COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS BUSINESS

      Mr. Johnson is the sole employee of Saratoga Holdings who has any experience with respect to our business. The loss of the services of Mr. Johnson could have a material adverse effect on the business. If Mr. Johnson resigned and we could not find a replacement for him, we could be forced to rely on outside advisors. However, because Saratoga Holdings has extremely limited funds, it is unlikely that it would be able to afford to pay any outside consultant. In addition, Mr. Johnson is not employed by Saratoga Holdings on a full time basis. We estimate that he will devote approximately one-third of his time to the affairs of Saratoga Holdings, including the collection of the receivables. See "Management."

THE LOSS OF SERVICES OF MR. COOKE WOULD HAVE A DETRIMENTAL EFFECT ON SARATOGA HOLDINGS

      The success of our business is dependent upon the continued services of Mr. Thomas F. Cooke, the sole director, chief executive officer, secretary and treasurer of Saratoga Holdings. If Mr. Cooke were to resign, Saratoga Holdings would probably not be successful.

SARATOGA HOLDINGS IS RELYING ON A THIRD PARTY FOR COMPLIANCE WITH FEDERAL AND STATE DEBT COLLECTION REGULATIONS AND WOULD SUFFER ADVERSE CONSEQUENCES FOR ITS FAILURE TO DO SO

      We are relying on the third party that is collecting our accounts receivable to comply with all federal and state regulations affecting the business. This includes compliance with various federal and state statutes, including the Federal Fair Debt Collection Practices Act which establishes specific guidelines and procedures which debt collectors must follow in communicating with consumer debtors, including the time, place and manner of communications. It also includes compliance with the Fair Credit Reporting Act which regulates the consumer credit reporting industry and which may impose liability on Saratoga Holdings to the extent that the adverse credit information reported on a consumer to a credit bureau is false or inaccurate. The debt collection business is also subject to state regulation. Saratoga Holdings is not licensed as a debt collection company and does not anticipate applying for any license. Instead, Saratoga Holdings is relying upon an unaffiliated third party to collect its receivables. If the collection company fails to comply with applicable statutes and regulations, that could have a material adverse effect on Saratoga Holdings. See "The Business -- Government Regulation."

BECAUSE THERE IS NO TRADING MARKET FOR SARATOGA HOLDINGS' COMMON STOCK, YOU MAY HAVE DIFFICULTY VALUING AND SELLING ITS SHARES

      There is currently no market for trading Saratoga Holdings' common stock and no assurance that a market will ever develop or, if established, will be maintained. Saratoga Holdings' common stock does not now, and may never qualify for listing on the Nasdaq SmallCap Market(SM) or any securities exchange. In the absence of an over-the-counter market in Saratoga Holdings' common stock, or listing on an exchange, holders of the common stock will be unable to sell their shares through normal brokerage channels and may be unable to determine the value of their securities accurately. Consequently, selling our shares will probably be more difficult because, for example, smaller quantities of shares could be bought and sold, and transactions could be delayed. Saratoga Holdings has not had any discussions with any market makers regarding participation as a market maker for these securities. See "Description of Securities" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

REGULATIONS AFFECTING SARATOGA HOLDINGS MAY MAKE IT MORE DIFFICULT FOR YOU TO RESELL ITS SHARES

      Because of the low price of our common stock and the fact that it is not listed on The Nasdaq SmallCap Market(SM) or any exchange, the shares may be subject to a number of regulations which may affect the price of the shares and your ability to sell the shares in the secondary market. See "Regulations Affecting the Price and Marketability of Saratoga Holdings Stock."

IF YOU ARE AN AFFILIATE OF SARATOGA HOLDINGS YOUR ABILITY TO SELL OUR SHARES WILL BE LIMITED

      If you are an affiliate of Saratoga Holdings under the rules and regulations of the Securities and Exchange Commission you may not sell shares of Saratoga Holdings' common stock unless you comply with Rule 144 or another exemption from registration. You will be deemed an affiliate if you are an officer or director of Saratoga Holdings or if you beneficially own 5% or more of its securities. Saratoga Holdings believes that the only shareholders who may be affiliates are Mr. Cooke, Mr. Kevin Smith, a director of the parent, and Mr. Johnson, the president of Saratoga Holdings. See "Management" and "Principal Shareholders."

FUTURE SALES OF OUR STOCK MADE PURSUANT TO RULE 144, COULD HAVE AN ADVERSE EFFECT ON THE PREVAILING MARKET PRICE OF OUR COMMON STOCK

      We are unable to predict the effect that sales made under Rule 144 or otherwise, may have on the then prevailing market price of our common stock. It is likely that market sales of large amounts of the shares offered in this prospectus or other shares of Saratoga Holdings (or the potential for those sales even if they do not actually occur), will have the effect of depressing the market price of our common stock. See "Description of Securities -- Shares Eligible for Future Sale."

BECAUSE SARATOGA HOLDINGS DOES NOT HAVE INSURANCE COVERAGE, ANY LIABILITY THAT WE SUFFER BEYOND WHAT IS COVERED BY OUR COLLECTION AGENT'S INSURANCE COULD HAVE AN ADVERSE AFFECT ON OUR BUSINESS AND ON THE PRICE OF YOUR SHARES

      Saratoga Holdings currently does not carry any insurance, but instead relies on general liability insurance carried by the company it has retained to collect the receivables. If Saratoga Holdings suffered a liability beyond the limits of or outside the scope of the collection company's insurance coverage, it could have an adverse effect on our business.

BECAUSE THERE IS SUBSTANTIAL COMPETITION FOR THE PURCHASE OF ACCOUNTS RECEIVABLE, WE MAY BE REQUIRED TO PAY HIGHER PRICES FOR ADDITIONAL PORTFOLIOS OF RECEIVABLES

      We compete with other debt collection companies and wholesalers of accounts receivable for the purchase of quality accounts receivable. Competition for the purchase of accounts receivable is significant. Various industry sources list as many as 300 purchasers of bad debt in the United States. There are numerous companies specializing in the purchase of accounts receivable that have substantially greater resources and broader geographic coverage than Saratoga Holdings. See "The Business -- Competition for Accounts Receivable."

      If we decided to expand our business into the accounts receivable management business, we would encounter significant competition. See "The Business -- Competition For Accounts Receivable."

THE YEAR 2000 ISSUE COULD ADVERSELY EFFECT OUR BUSINESS

      If various third parties, including any company collecting our accounts receivable, do not successfully achieve year 2000 compliance, Saratoga Holdings' business and results of operations could be adversely affected, resulting from, among other things, Saratoga Holdings' inability to properly exchange and/or receive data. In addition, if our transfer agent does not achieve year 2000 compliance, that would have an adverse effect on your ability to trade the common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- The Year Two Thousand."

STOCKHOLDERS OF THE PARENT MAY BE TAXED ON THE DIVIDEND

      There is a risk that the stockholders of the parent may be taxed on the dividend. The parent will report the amount of the dividend distribution to the Internal Revenue Service based on the net book value of Saratoga Holdings on the date of the distribution. However, the Internal Revenue Service may disagree and attribute a substantially higher fair market value to the common stock. If it did so, the tax impact on the stockholders of Saratoga Resources would increase significantly and would not be minimal. See "Federal Income Tax Consequences of the Distribution."

                          FORWARD-LOOKING INFORMATION

      Some of the statements contained in this prospectus relate to future expectations, contain projections of results of operations or financial conditions or include other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and assumptions. Important factors that may cause actual results to differ from projections include, for example,

o     the success or failure of our efforts to implement our business strategy

o     our ability to collect or resell the receivables on favorable terms

o our ability to purchase additional portfolios of past due accounts receivable

o our ability to engage other collection companies to collect our receivables

o     the effect of changing economic conditions

o     our ability to attract and retain qualified employees

o other risks which may be described in our future filings with the SEC, however we do not promise to update forward-looking information to reflect, for example, actual results or changes in assumptions.


                               SARATOGA HOLDINGS

      Saratoga Resources, Inc. incorporated Saratoga Holdings I, Inc. under the laws of the State of Texas on October 29, 1998 with a view toward beginning a new debt collection business and making the distribution of the dividend shares as described in this prospectus. Saratoga Holdings is in the business of purchasing portfolios of accounts receivable at a discount and, through third party contractors, of collecting receivables or reselling them in the same or in differently configured portfolios. As of November 12, 1998, its total assets consisted of one portfolio of accounts receivable with a face value of $223,907.05 for which it paid approximately $10,300 in cash. With respect to this first portfolio, Saratoga Holdings has retained a third party to collect those accounts in exchange for a commission equal to 30% of the amount collected. Saratoga Holdings had no predecessors and no history prior to its date of organization. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "The Business."

      Saratoga Holdings is a wholly owned subsidiary of Saratoga Resources, Inc., a Delaware corporation. The parent of Saratoga Holdings is in the business of oil and natural gas development, through a subsidiary, which is separate and distinct from Saratoga Holdings' business. The purpose of the spin-off of Saratoga Holdings is to separate the two businesses so that over time the management of each of the businesses will be able to focus solely on its own business. Another purpose of the spin-off is to provide employees of Saratoga Holdings with stock-based incentives which are tied solely to Saratoga Holdings. In addition, Saratoga Holdings hopes to enhance access to financing by enabling the financial community to focus on Saratoga Holdings.

                      INFORMATION CONCERNING THE PARENT

      Saratoga Resources is a Delaware corporation whose main focus is the development of and exploration for oil and natural gas reserves, primarily in the Gulf Coast area of the United States. The parent conducts all of its operations through its subsidiaries, Saratoga Resources, Inc., a Texas corporation, Lobo Energy, Inc., a Texas corporation, and Lobo Operating, Inc., a Texas corporation. In 1996, the parent and its subsidiaries entered into a Compromise and Settlement Agreement providing for the foreclosure sale of all of its assets. Under the terms of that agreement, all of the parent's material liabilities were settled. The parent's principal asset at the time of the completion of the sale consisted of approximately $1,500,000 in cash which was available for the pursuit of new business opportunities or for other corporate purposes. The parent and its subsidiaries, as of December 31, 1998, had approximately $290,000 in cash and $57,000 of other assets, principally equipment. At December 31, 1998, the parent employed two part-time employees, including Thomas F. Cooke who serves as the chief executive officer and an office manager. The parent, through its subsidiaries, is generating prospects for oil and natural gas exploration and development through the use of its extensive database of seismic information and well log information. In addition, it is evaluating acquisition and merger opportunities in the oil and gas industry as well as other industries.

      Saratoga Resources is a public company and had 3,465,292 shares of common stock outstanding as of March 25, 1999. As of that date, it had approximately 1,350 stockholders.


                                USE OF PROCEEDS

      Neither Saratoga Holdings nor its sole shareholder will receive any proceeds from this offering.


              FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

      The following discussion is a summary of the material U.S. federal income tax consequences of the distribution of Saratoga Holdings' shares to its parent's stockholders. However, it is not a complete discussion of all potential tax effects that might be relevant to the distribution. It also is limited to domestic non-corporate stockholders. It may not apply to some classes of taxpayers, including corporations, nonresident aliens, insurance companies, tax-exempt organizations, financial institutions, securities dealers, and broker-dealers. Taxpayers in any of these or similar categories should consult their own tax advisors regarding the tax consequences of the distribution.

      The following summary is based on laws, regulations, rulings, practice and judicial decisions in effect at the date of this registration statement. Legislative, regulatory, or interpretive changes, or future court decisions or interpretations may or may not be retroactive and could affect the tax consequences described herein. PLEASE CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION OF SARATOGA HOLDINGS' SHARES.

FEDERAL INCOME TAX CONSEQUENCES

      The parent does not intend to request a ruling from the Internal Revenue Service regarding the federal income tax consequences of the distribution. However, based on the facts of the proposed transaction, it is the opinion of management of the parent that the transaction will not qualify as a tax free spin off under Section 355 of the Internal Revenue Code of 1986. Rather, the parent will report the transaction as a taxable distribution.

      The amount of the distribution for tax purposes is equal to the fair market value of Saratoga Holdings' common stock on the date of the distribution. The net book value of Saratoga Holdings on the date of the distribution is expected to be approximately $0.003 per share. This is the amount that the parent intends to report as the taxable value of the distribution per share. However, if the spin off is delayed and, during the delay, the net book value of Saratoga Holdings increases, this may result in a higher tax to the parent's shareholders.

      Holders of the parent's common stock will be taxed on the distribution as a dividend to the extent of the parent's consolidated current and accumulated earnings and profits, computed as of the close of the tax year in which the distribution occurs. For the year ended December 31, 1998, the parent had no accumulated consolidated earnings and profits. The parent does not anticipate having any current consolidated earnings and profits for the year ending December 31, 1999. Thus, no portion of the distribution should be taxed as an ordinary dividend.

      Instead, the distribution should first reduce a shareholder's adjusted basis in the common stock of the parent, but not below zero. If the amount of the distribution would have the effect of reducing a shareholder's adjusted basis in his common stock of the parent below zero, the excess will be treated as a gain from the sale or exchange of property. If the common stock of the parent is a capital asset in the hands of the shareholder, the gain will be a capital gain, either long-term or short-term depending upon whether the shareholder held the parent's common stock for more than 12 months. The maximum federal income tax rate on long-term capital gains is 20%, while the maximum federal income tax rate on short-term capital gains is 39.6%.

      A shareholder's tax basis in the Saratoga Holdings common stock received in the distribution will equal the fair market value of the common stock on the date of the distribution. The holding period for measuring a shareholder's gain or loss on a subsequent sale of the Saratoga Holdings common stock will generally begin on the day following the date of the distribution.

      The foregoing statements are the opinion of the parent's management. The Internal Revenue Service is not bound by and may not agree with the position of management regarding the value of the Saratoga Holdings common stock or the other matters discussed above. If the Internal Revenue Service were to successfully assert that a substantially higher value should be placed on the amount of the distribution, the tax impact would increase significantly and would not be minimal. The parent would recognize gain to the extent the value placed on the amount of the distribution exceeded its adjusted basis in the stock which approximates the net book value of Saratoga Holdings. The shareholders of the parent would be taxed on the amount determined for the distribution as a dividend to the extent of any current year or accumulated earnings and profits of the parent, including any gain recognized by the parent on the distribution of the Saratoga Holdings' common stock, and would recognize gain on the balance of the distribution to the extent it exceeded their adjusted basis in shares of the parent owned by them.

      AS A SHAREHOLDER OF THE PARENT YOU ARE URGED TO CONSULT WITH A TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN THE LAWS.

                        DETERMINATION OF OFFERING PRICE

      There is no market for trading Saratoga Holdings' securities. The net book value of Saratoga Holdings on the date of the distribution is expected to be approximately $0.003 per share which is the price that the parent paid for all of the common stock of Saratoga Holdings that is currently outstanding.


                             PLAN OF DISTRIBUTION

INTRODUCTION

      In October, 1998, the parent purchased 3,766,667 shares of common stock from Saratoga Holdings for $11,300 in cash. The board of directors of the parent believes that it will be beneficial to spin off approximately 3,465,292 of those shares in order to pursue strategic alternatives and to position Saratoga Holdings for future growth. Saratoga Holdings' management believes that this transaction has the greatest potential for enhancing the competitive position of the business and thereby enhancing overall shareholder value. The board of directors of the parent has declared a stock dividend, and has authorized the distribution of the dividend shares subject to the effectiveness of the registration statement covering the shares.

      It is expected that Saratoga Holdings will expend a total of approximately $26,003 for legal fees, printing, organization costs and other costs involved in the distribution of the dividend shares to the shareholders of the parent.

METHOD OF DISTRIBUTION AND SUBSEQUENT TRADING

      No underwriters are involved or are expected to be involved in the offering. The parent will distribute the common stock of Saratoga Holdings to its shareholders as a dividend for no consideration. It intends to mail certificates representing the dividend shares on or about ____________, 1999 or as soon thereafter as reasonably possible to holders of the parent's common stock of record on _____________, 1999. It will distribute the dividend on the basis of one share of Saratoga Holdings' common stock for each one share of its own issued and outstanding common stock. It does not anticipate issuing certificates for fractional shares. The parent will not require the holders of the parent's common stock to make any payment or take any other action in connection with the dividend shares.

      There would be approximately 1,350 shareholders of Saratoga Holdings if the parent distributed Saratoga Holdings' shares to all of the parent's shareholders. However, because Saratoga Holdings will distribute cash instead of shares to those shareholders who reside in California, Saratoga Holdings believes that there will be approximately 1,237 shareholders of Saratoga Holdings after the distribution. Saratoga Holdings has not applied to register this offering in any state. If any other state does not have an exemption for the offering, Saratoga Holdings probably will distribute cash instead of shares in that state as well. No shares of Saratoga Holdings may be traded in any state until Saratoga Holdings complies with all of the state's securities laws. In addition, there is no assurance that any shares of Saratoga Holdings will be eligible for sale or resale in any jurisdiction.

      The parent or Saratoga Holdings will mail a copy of this prospectus to each holder of record of the parent's common stock on _____________, 1999 together with stock certificates representing the dividend shares or cash, as applicable. Saratoga Holdings will also mail copies of this prospectus to brokers and dealers who are known to trade or make a market in the parent's common stock and to other brokers and dealers who may reasonably be expected in the future to trade or make a market in Saratoga Holdings' common stock. However, Saratoga Holdings does not anticipate that an active market for its common stock will develop within the foreseeable future. Moreover, there can be no assurance that any trading market will develop at any time.

REGULATIONS AFFECTING THE PRICE AND MARKETABILITY OF SARATOGA
HOLDINGS STOCK

      Because of the low price of our common stock and the fact that it is not listed on The Nasdaq SmallCap Market(SM) or any exchange, the shares may be subject to a number of regulations which may affect the price of the shares and your ability to sell the shares in the secondary market.

      For example, Rule 15g-9 under the Securities Exchange Act may affect the ability of broker-dealers to sell the shares and may affect your ability to sell the common stock in the secondary market. Rule 15g-9 generally applies to shares that are not listed on The Nasdaq SmallCap Market(SM) or any stock exchange. The rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction.

      In addition, because the penny stock rules probably will apply to our shares, investors in this offering probably will find it more difficult to sell their securities. The Securities and Exchange Commission's regulations define a penny stock to be any equity security that has a market price or exercise price of less than $5.00 per share, subject to some exceptions. The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, to provide the customer with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements probably will reduce the level of trading activity in the secondary market for the common stock and may severely and adversely affect the ability of broker-dealers to sell our securities.


                                   DIVIDENDS

      Saratoga Holdings has not paid any dividends on its common stock and does not anticipate paying any dividends in the foreseeable future.

                                CAPITALIZATION

      The following table shows the capitalization of Saratoga Holdings as of March 25, 1999. The offering will not result in any changes to the capitalization.



      Debt                                                   $     0.00

      Shareholder's Equity

      Preferred stock, $0.001 par value, 100,000
      shares authorized, none issued or outstanding                 --

      Common stock, $0.001 par value, 100,000,000
      shares authorized, 3,766,667 issued and outstanding    $ 3,766.66

      Additional paid in capital                             $ 7,533.33

            Total Shareholder's Equity                       $11,300.00

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATION

      Saratoga Holdings has no operations or assets other than, as of December 31, 1998, a portfolio of accounts receivable with an aggregate unpaid balance of $223,907.05 for which it paid approximately $10,300 in cash. The majority of the accounts receivable represent consumer debt, mostly relating to past due credit card obligations.

      Effective November 12, 1998, Saratoga Holdings entered into a service agreement under which it has engaged a debt collection company to collect the receivables. The service agreement authorizes the collection company to settle any of the receivables transferred for collection for 50% or more of the outstanding balance. In exchange for the services provided under the service agreement, the collection company is entitled to retain a commission equal to 30% of the amount collected.

      Based upon the experience of its president, who is also an officer and director of the seller of the portfolio and of the collection company, Saratoga Holdings believes that total collections from an average portfolio of this type should be approximately 20% to 35% of the face value of the portfolio, depending upon the quality of the portfolio and the success of collection efforts. Factors which influence the quality of a portfolio include the availability of documentation on the accounts receivable, the age of the receivables and the demographics of the debtors. According to Premium Recoveries, based upon its experience in the collection business, an average portfolio of this size and type should result in potential collections of approximately $45,000 to $90,000. After deducting commissions and expenses, Saratoga Holdings should receive approximately $31,000 to $63,000, provided, however, no assurance can be given that these accounts will be collected to this extent.

      As of April 30, 1999, Premium Recoveries reports that it has collected approximately $2000 of the accounts receivable and has commitments to pay of approximately $45,000. Based upon its experience, the stage in the collection process and the number of debtors located in this case, Premium Recoveries believes that it is likely to receive additional commitments over the next few months which could bring total commitments to as much as $75,000. According to Premium Recoveries, with respect to most portfolios, these commitments to pay typically result in the collection over a period of approximately three to six months of approximately 35% to 65% of the total amount committed. Assuming average performance, and taking into consideration the age of the accounts receivable in this portfolio, the quality of the documentation of the receivables, the demographics of the debtors and the number of debtors contacted to date, Premium Recoveries believes that collections from this portfolio should exceed $37,000 prior to commencing legal activity and could result in gross collections between $45,000 and $90,000 after legal action. After pursuing these collection efforts, Saratoga Holdings intends to sell the balance of the portfolio and anticipates that it may be able to do so for approximately half of its original cost of the receivables that remain uncollected.

      Saratoga Holdings intends to apply all or a substantial portion of any amounts recovered from the collection of the receivables (after payment of the commissions) to purchase additional receivables. It does not intend to use these amounts to cover expenses associated with this offering. Rather, Saratoga Holdings intends to pay its expenses by drawing down on its $40,000 line of credit discussed below.

      We hope that we will be able to collect a sufficient amount from the portfolio to reinvest the net collections in a new portfolio approximately every six to eight months. Saratoga Holdings believes that it is likely that, in addition to reinvesting net collections, it will attempt to borrow money or enter into a joint venture in order to purchase a substantially larger portfolio. Saratoga Holdings may purchase additional receivables from the same seller or from other sellers which include the following:

      o     the 50 largest banks in the United States;

      o     other credit agencies and lenders; and

      o large wholesalers of accounts receivable that purchase receivables from lenders.

      Saratoga Holdings uses several criteria to select accounts for purchase in an effort to determine the overall collectibility of the accounts. These criteria include age, collection experience, and the demographics of the package. Saratoga Holdings looks for portfolios that are predominately comprised of accounts with the following characteristics:

      o     they are less than three years in default;

      o     they previously have not been placed with a collection agency; and

      o they represent debts originating in states whose populations generally have higher personal incomes and less restrictive debt collection laws.

Information about portfolios for sale is available from various sources, including a daily publication titled the DEBT SALES BULLETIN which is published by Faulkner & Gray. Based upon its review of this report and other research, Saratoga Holdings believes that it would take seven to ten days to locate a suitable portfolio and to close on the purchase of that new portfolio.

LIQUIDITY

      Because Saratoga Holdings has limited cash, its independent accountants believe there is substantial doubt about its ability to continue as a going concern. However, Saratoga Holdings believes that it will be able to meet its obligations because its only material expenses (other than commissions which will be paid out of collections) are legal and accounting and, after this registration statement becomes effective, reporting expenses. A wholly owned subsidiary of the parent has provided a revolving line of credit to Saratoga Holdings up to a maximum of $40,000 at an interest rate of 10% per year to cover these legal, accounting and reporting expenses for the first 18 months of operations. The terms of the line of credit are set forth in a note dated effective November 12, 1998. If Saratoga Holdings does not become profitable, the lender intends to treat the debt as a capital contribution.

      As of the date of this prospectus, Saratoga Holdings has not borrowed on the revolving line of credit because it has not paid the expenses associated with this offering. Saratoga Holdings anticipates that it will borrow on the line of credit in the near future and intends to repay the line of credit pursuant to the terms of the note which becomes due and payable on April 11, 2000. Saratoga Holdings does not intend to repay any amounts outstanding under the line of credit prior to April 11, 2000 or to make the repayment of this indebtedness a criteria for consideration of an acquisition.

      Saratoga Holdings hopes that eventually it will be able to support some of its operations though the collection of accounts receivable. Based upon reports from Premium Recoveries, Saratoga Holdings expects collection efforts with respect to its initial portfolio to be successful and that it will use net collections to purchase its next portfolio in June or July of this year. In addition to cash collected, Saratoga Holdings may attempt to borrow money to use toward the purchase of additional receivables or to enter into a joint venture. Saratoga Holdings would offer the accounts receivable purchased with the proceeds of the loan as collateral for the loan.

THE YEAR TWO THOUSAND

      Saratoga Holdings, like many companies, faces the Year 2000 issue. Many computer programs use two digits rather than four (for example, "98" for 1998) to define dates. As a result, any programs that have time-sensitive software may recognize a date using "00" for the year 2000 as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things a temporary inability to process transactions or engage in other normal business activities.

      Saratoga Holdings does not own or operate any computer systems. However, it uses the computer hardware and software of the parent for general accounting and business purposes. The parent believes that its computer systems and software are Year 2000 compliant because it purchased them within the past two years. However, the parent is in the process of seeking assurances of this fact from its hardware and software vendors. If any of these systems are not Year 2000 compliant, the parent will modify or replace portions of its hardware and software prior to the end of this year.

      In addition, Saratoga Holdings has gathered information about the Year 2000 compliance status of various third parties, including its transfer agent and the company that it has retained to collect its current portfolio of accounts receivable. The collection company has reported to Saratoga Holdings that it is Year 2000 compliant and the transfer agent has represented that it is in the process of becoming Year 2000 compliant. To date, Saratoga Holdings is not aware of any third party with a Year 2000 Issue that would materially impact its results of operations, liquidity, or capital resources. However, Saratoga Holdings has no means of ensuring that all third parties will be Year 2000 compliant.

      Because Saratoga Holdings does not have any of its own computer hardware or software, Saratoga Holdings believes that there will be no material cost involved in its Year 2000 compliance efforts. For that same reason, Saratoga Holdings has no contingency plan in place.


                                 THE BUSINESS

      Saratoga Holdings is in the business of collecting, through third party contractors, past-due accounts receivables. Saratoga Holdings intends to grow its business by reinvesting a substantial portion of the net collections in the purchase of additional receivables.

      Saratoga Holdings purchased its first portfolio of accounts receivable from The Premium Group. The Premium Group became involved in the accounts receivable management business in 1994 under the name Capital Analysis Partners. Since 1994, The Premium Group has been involved in the purchase and resale of over $500 million in accounts receivable and is ranked in the top 50 firms in the United States in this industry based on industry information compiled by COLLECTIONS & CREDIT RISK magazine. The Premium Group, like Saratoga Holdings, purchases portfolios of accounts receivable for collection by outside collection agencies including Premium Recoveries, or for resale to third parties. The Premium Group typically purchases portfolios through joint ventures with existing or new investor funds. In addition, it provides consulting services to debt originators and other accounts receivable management firms to help them improve their cash flow from operations. As of April 1, 1999, The Premium Group, in connection with seven joint venture partners, had approximately $560,000 in assets under collection with outside collection agencies including Premium Recoveries. The Premium Group employs five individuals who, under the direction of Mr. Johnson, are responsible for analyzing portfolios, closing the purchase of portfolios, and post-sale service and support of the portfolios.

      Saratoga Holdings expects to purchase a new portfolio of accounts receivable in June or July 1999. It hopes to purchase additional portfolios approximately every six to eight months after that subject to successful collections. Therefore, Saratoga Holdings hopes that it will be able to purchase another portfolio between February and May 2000, and approximately every six to eight months after that date. If collection efforts on the current portfolio are unsuccessful, Saratoga Holdings may attempt to borrow additional funds to purchase the new portfolio. The management of Saratoga Holdings has reviewed industry publications which provide information regarding sources of delinquent accounts receivable and has discussed the possibility of purchasing accounts receivable with a number of sources including several banks and resellers of accounts receivable. Based upon information from these sources, Saratoga Holdings believes that there are many sources of delinquent accounts receivable and that it will be able to purchase additional portfolios according to its business strategy. Saratoga Holdings anticipates that it may also borrow funds in order to purchase a larger portfolio, using the portfolio as collateral, or it may enter into a joint venture with a third party investor. Saratoga Holdings has identified and discussed this possibility with approximately eight third party investors who have expressed interest. Based upon its research of the industry, Saratoga Holdings anticipates that once it determines that it has sufficient cash or borrowing capacity to purchase its next portfolio, it will take approximately seven to ten days to locate and complete the purchase.

      Like The Premium Group, Saratoga Holdings is not licensed as a debt collection company and does not collect receivables directly. Instead, it has retained Premium Recoveries to collect the accounts in exchange for a commission. Saratoga Holdings has chosen not to become licensed because of the significant cost and time associated with that process. It believes that outsourcing those services, on a competitive basis, is the most fiscally sound approach until it is in a position to purchase a higher volume of accounts receivable. However, Saratoga Holdings plans to perform the collection function directly within the next 18 months. It intends to acquire the necessary licenses through the purchase of already existing collection agencies. Saratoga Holdings has discussed this possibility with approximately 11 collection agencies, however, it has not as entered into any formal letter of intent.

      Saratoga Holdings has a contract with Premium Recoveries for the collection of its current portfolio. Premium Recoveries is an affiliate of The Premium Group. It has a staff of seven, all of whom are supervised by Mr. Johnson. The owners of the Premium Group acquired Premium Recoveries in 1998. According to industry publications, there are approximately 6,500 collection agencies in the United States. Premium Recoveries now ranks in the top 150 based upon industry information compiled by COLLECTION & CREDIT RISK magazine. It is a member in good standing with the American Collectors Association (ACA).

      Premium Recoveries does not have any agreement with Saratoga Holdings regarding the collection of any additional portfolios. When it purchases additional portfolios of accounts receivable, Saratoga Holdings will either renew its contract with Premium Recoveries or will choose a new collection agency. If Saratoga Holdings chooses a new collection agency, it will exclude interested officers and directors of Saratoga Holdings from the decision making process. Premium Recoveries has indicated to Saratoga Holdings that it is willing to renew or extend the term of the collection agreement which Saratoga Holdings to cover new portfolios of accounts receivable. Saratoga Holdings will determine whether to renew or extend the agreement based upon the success of collection efforts from its first portfolio. The management of Saratoga Holdings has been investigating other relationships with collection agencies and, based on discussions with them, and the fact that there are approximately 6,500 collection agencies in the United States, believes that it will have the option of retaining other agencies to collect its receivables upon similar terms. Based upon discussions with at least two independent collection agencies, Saratoga Holdings believes that it would take less than one week to retain a new collection agency to collect additional portfolios on the same or similar terms upon which it has retained Premium Recoveries.

      We anticipate that the funds necessary to pursue our business will be derived from the net proceeds we collect from our first portfolio. Premium Recoveries has advised us that, as of April 30, 1999, they have been able to locate approximately 90% of the debtors, which is an unusually large percentage. Premium Recoveries currently estimates that collections from the first portfolio should range from approximately $45,000 to approximately $90,000 and expects to recover these amounts over approximately a five to eighteen month time period. See "Management's Discussion and Analysis of Financial Condition and Results of Operation." Premium Recoveries believes that it will have collected sufficient funds from the portfolio to enable Saratoga Holdings to purchase an additional portfolio in June or July 1999. However, in order to purchase a substantially larger portfolio, Saratoga Holdings hopes to either borrow additional funds or enter into a joint venture as discussed above. Saratoga Holdings intends to build its business by repeating this process and by acquiring collection companies.

THE INDUSTRY

      The debt collection industry exists because lenders, including banks and other credit agencies, create portfolios of past due accounts receivable from loans which have not been repaid. These past due receivables may be placed with a collection company, or they may be sold at a discount from their face value. The face value of the receivables is the total principal balance of the portfolio of receivables on the date that it was charged off or sold by the originator. The face value does not include interest which has accrued since the receivables were charged off. The price of a portfolio of receivables is determined by the age of the portfolio and by how many times it has been placed for collection. The age of receivables may range from 180 days since the date of the last payment by the debtor to seven years since the date of last payment by the debtor. Generally, the price of 180 day old receivables that have not been placed for collection is approximately 10 cents on the principal dollar. The price for five to seven year old receivables that have been placed for collection three or more times may be as little as one-half cent on the principal dollar.

      Receivables are typically purchased without recourse which means that the seller of the receivables will not be obligated to the purchaser if the purchaser is unable to collect the debt. In addition, the sellers typically do not provide purchasers with any representations as to the character, accuracy or sufficiency of the information provided to a purchaser about the receivables. Therefore, even if the purchaser cannot collect the receivables, the purchaser may not have any remedy or recourse against the seller.

      Generally, collection companies spend approximately four to six months attempting to collect a portfolio of receivables. The portfolio collection process includes the following steps.

o The collection company will analyze and score the portfolio to determine the collectibility of each account, based upon factors such as demographics and credit ratings.

o The collection company will send each account a letter stating that all payments and correspondence should be directed to the collection agency. By federal law, the letter must contain specific information regarding the type of debt and the balance due, and a statement that the letter is an attempt to collect the debt.

o The collection company follows up the letter with phone calls in which the collection company attempts to negotiate a settlement of the debt for a percentage of the amount owed.

o The collection company may refer some of the accounts to collection attorneys who may file a lawsuit. Once a judgment is rendered in a case, the debtor's assets are identified and attached, or, in some states, wages may be garnished.

o After the collection company has completed the collection cycle, and assuming collection efforts as to a particular account have not been successful, the collection company may sell those uncollected accounts for approximately one-third to one-half of the account's original purchase price.

BUSINESS STRATEGY

      Saratoga Holdings' current strategy is to grow its business by reinvesting a substantial portion of its net collections into the purchase of additional accounts receivable. In addition, Saratoga Holdings anticipates that it may expand its operations in several ways, including the following:

o it may participate with other entities in buying large portfolios of past-due receivables and enter into arrangements with other companies for the collection and servicing of accounts;

o it may form separate entities, such as limited partnerships, through which to raise funds for the purchase of portfolios, and to engage in the collection of portfolios directly or by contracting this function to third parties;

o it may acquire portfolios of delinquent receivables and subdivide receivables into two or more separate portfolios to be sold or retained for collection;

o it may pursue merger and acquisition opportunities in the receivables collection or other related industries, or enter into strategic alliances with third parties to further expand Saratoga Holdings' revenue base.

      Saratoga Holdings has a large number of authorized but unissued shares and could use those shares as a vehicle to achieve a reverse acquisition without being required to obtain shareholder approval of the transaction; however, at this time, Saratoga Holdings does not have any agreements or understandings with respect to any merger, acquisition or other business combination. Saratoga Holdings has no intention of acquiring a business in an unrelated industry.

      To the extent that it pursues any material merger or acquisition in its own industry or a related industry, Saratoga Holdings will seek shareholder approval of the transaction. If an acquisition involves the purchase of outstanding shares of Saratoga Holdings by a third party, the officers and directors intend to provide all shareholders with the opportunity to participate in the transaction on similar terms and conditions. Management believes that its fiduciary duties to the other shareholders of Saratoga Holdings would prevent members of management from agreeing to sell their shares to a third party in an acquisition without providing the same opportunity to the other shareholders. Saratoga Holdings is not able to determine whether any future acquisition will result in a change of control or a change in management. However, Saratoga Holdings hopes that it will be able to add to and increase the strength of its management team as a result of acquisitions. Saratoga Holdings intends to provide its shareholders with complete disclosure, including audited financial statements, of the target prior in connection with any merger or acquisition. Saratoga Holdings does not intend to enter into any material acquisition without the affirmative vote of its shareholders.

      Mr. Thomas Cooke would be central in any efforts Saratoga Holdings makes to expand its business and in some cases might be in a position to negotiate a finders' fee or other compensation for those services. Mr. Cooke has represented to Saratoga Holdings that he will not negotiate any finders' fees, consulting fees or other special compensation in connection with any efforts he makes to achieve a business combination. Saratoga Holdings does not intend to rely on outside business consultants other than collection companies.

RESEARCH AND DEVELOPMENT ACTIVITIES

      Saratoga Holdings has not spent any material amount on research or development activities since its inception on October 29, 1998.

COMPLIANCE WITH ENVIRONMENTAL LAWS

      Saratoga Holdings does not believe that it will incur any material cost relating to efforts to comply with environmental laws.

COMPETITION FOR ACCOUNTS RECEIVABLE

      Saratoga Holdings competes with debt collection companies and with wholesalers of accounts receivable for the purchase of accounts receivable. Competition for the purchase of accounts receivable is significant. Various industry sources list as many as 300 purchasers of bad debt in the United States. There are numerous companies specializing in the purchase of accounts receivable that have substantially greater resources and broader geographic coverage than Saratoga Holdings. Notwithstanding this fact, there are numerous portfolios available for sale, many of which are identified in industry bulletins and periodicals. Therefore, notwithstanding the competition for portfolios, Saratoga Holdings believes that, once it has the available resources to purchase a new portfolio, it could complete the transaction within approximately seven to ten days.

      If Saratoga Holdings decided to expand its business into the accounts receivable management business, it would encounter significant competition. The accounts receivable management industry includes more than 6,500 service providers, including large national corporations in addition to many regional and local firms. Most if not all of these companies have substantially greater resources, offer more diversified services and operate in broader geographic areas than Saratoga Holdings. More importantly, these companies have greater resources with which to purchase accounts receivable. In addition, in many instances, the accounts receivable collection services are performed in-house.

CUSTOMERS AND SUPPLIERS

      Saratoga Holdings does not provide goods or services. However, Saratoga Holdings is currently dependent upon its relationship with The Premium Group, Inc. as a source of accounts receivable and the services of Premium Recoveries, Inc. for collection of accounts receivable. Saratoga Holdings does not have any ongoing contractual commitment from The Premium Group to supply any additional accounts receivable. Its agreement with Premium Recoveries for the collection of accounts receivable extends for a period of 12 months until November 11, 1999. After that time, it automatically renews on a month to month basis and therefore may be canceled by either party upon 30 days written notice. If its relationship with Premium Recoveries were not renewed or were canceled, Saratoga Holdings would search for another debt collection company to replace Premium Recoveries. Based upon the fact that there are over 6,500 collection agencies in the United States and based upon its conversations with at least two other collection agencies, Saratoga Holdings believes that it would be able to retain a new collection agency within approximately a seven day period. Saratoga Holdings does not anticipate collecting accounts receivable directly unless it acquires a licensed debt collection company through a business combination.

GOVERNMENT REGULATION

      The accounts receivable industry is regulated under various federal and state statutes. Saratoga Holdings is not licensed as a debt collection company. Instead of applying for any licenses, Saratoga Holdings has retained a licensed debt collection company to collect its receivables in exchange for a commission. Saratoga Holdings is relying upon the debt collection company to comply with numerous federal and state laws and regulations. These include the Federal Fair Debt Collection Practices Act which establishes specific guidelines and procedures which debt collectors must follow in communicating with consumer debtors, including the time, place and manner of communications. It also includes the Fair Credit Reporting Act which regulates the consumer credit reporting industry and which may impose liability on Saratoga Holdings to the extent that the adverse credit information reported on a consumer to a credit bureau is false or inaccurate.

      The debt collection business is also subject to state regulation. Saratoga Holdings is not licensed as a debt collection company and does not anticipate applying for any license. The company that presently is collecting the receivables for Saratoga Holdings is licensed as a debt collection company and has agreed that it will comply with all state and federal laws in connection with its collection of Saratoga Holdings' accounts receivable. If the collection company fails to comply with applicable statutes and regulations, that could have a material adverse effect on Saratoga Holdings. There can be no assurance that additional federal or state legislation, or changes in regulatory implementation, would not limit the activities of debt collection companies in the future or significantly increase the cost of regulatory compliance.

EMPLOYEES

      Saratoga Holdings currently has two employees, neither of which is full time.

PROPERTIES

      Saratoga Holdings has no property or office of its own. It is utilizing, without charge, the address and telephone number of the parent as its office. Currently Saratoga Holdings has no plans for office facilities in the future.


                      WHERE YOU CAN GET MORE INFORMATION

      If you want more information, write or call us at:

                        Saratoga Holdings I, Inc.
                        c/o Saratoga Resources, Inc.,
                        301 Congress Avenue, Suite 1550
                        Austin, Texas  78701
                        Telephone: (512) 478-5717

      Our fiscal year ends on December 31. We do not presently file reports or any other information with the Securities and Exchange Commission, however, we intend to furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we intend to become a reporting company and file annual, quarterly and current reports, proxy statement or other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

      This prospectus contains information concerning Saratoga Holdings as of December 31, 1998 unless another date is specified. The delivery of this prospectus at any time does not constitute a representation that the information contained in it is correct as of any other date, and the delivery of this prospectus shall not imply that there has not been a change in the business or affairs of Saratoga Holdings since that date. No dealer, salesman or other person has been authorized to furnish information or to make any representations other than what is set forth in this prospectus. You should not rely on any information or representation other than the information set forth in this prospectus.


                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      The directors and executive officers of Saratoga Holdings and their respective ages and positions are as follows:

            NAME              AGE         POSITION
           ------            -----        --------

      Randall B. Johnson      50          President

      Thomas F. Cooke         50          Chief Executive Officer, Secretary
                                            and Director

      RANDALL B. JOHNSON has served as president of Saratoga Holdings since its formation on October 29, 1998. In addition, since 1992, Mr. Johnson has served as the managing partner of Capital Analysis Partners, which, from 1992 through 1995 was in the business of making venture capital investments ranging in size from $100,000 to over $5,000,000. In 1994, Capital Analysis Partners became involved in the accounts receivable management business. In 1997, it changed its name to CAP Ventures and in 1998 to The Premium Group. Mr. Johnson continues to serve as the managing partner of The Premium Group. In addition, since August, 1998, Mr. Johnson has served as the vice president of Premium Recoveries, Inc., a commercial collection agency located in Austin, Texas and a subsidiary of The Premium Group.

      THOMAS F. COOKE is the sole director, chief executive officer and the secretary of Saratoga Holdings. Mr. Cooke has held these positions with Saratoga Holdings since its formation on October 29, 1998. Mr. Cooke was one of the co-founders of the parent in 1990. He also has been a self employed independent oil and gas producer for the past 16 years. Mr. Cooke has served as a director and chairman of the board of the parent since September of 1993, and as chief executive officer since April 1996. Mr. Cooke also served as chief operating officer of the parent from 1993 to 1996. Mr. Cooke's employment by the parent was on a full-time basis prior to the formation of Saratoga Holdings. Mr. Cooke now divides his time between the two corporations. Mr. Cooke is also a principal shareholder of the parent.

      Both Mr. Johnson and Mr. Cooke may be deemed a parent or promoter of Saratoga Holdings as those terms are defined in the rules and regulations promulgated under the Securities Act of 1933.

      Each officer holds office for a term expiring at the next annual meeting of shareholders and upon the election and qualification of his successor. Officers serve at the pleasure of the board of directors of Saratoga Holdings.

ADVISORY BOARD

      To assist its officers and directors, Saratoga Holdings has assembled an advisory board consisting of four individuals to provide it with direction for future growth. These individuals were chosen by Saratoga Holdings because of their business experience and other individual qualities which management believes will assist Saratoga Holdings with the implementation of its business strategy. The members of the advisory board are Gale L. Galloway, Randall B. Johnson, James F. O'Donnell and A. Bryan Spires, M.D.

      MR. GALE L. GALLOWAY has served as chairman and chief executive officer of three Fortune 500 companies which have been listed on the New York Stock Exchange. Mr. Galloway currently serves as chairman of the board and chief executive officer of GLG Energy, Inc., LIG Acquisitions Corporation and Gas Transmission U.K. Limited.

      MR. RANDALL B. JOHNSON, who also serves as president of Saratoga Holdings, has been instrumental in the purchase and resale of over $500 million in delinquent credit card debt since 1994. See "Management - Directors and Executive Officers."

      MR. JAMES F. O'DONNELL is chairman and chief executive officer of O'Donnell Investment Management Corporation. The O'Donnell Group of funds currently has approximately $1.7 billion in assets under its administration and is listed on the Toronto and Montreal Stock Exchanges.

      MR. BRYAN SPIRES has served as Medical Director of the Central Texas Division of BlueCross BlueShield and the Texas Board of Medical Examiners and is familiar with accounts receivable issues in the medical profession.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

      Saratoga Holdings has paid no remuneration to its director or officers, other than as provided in the following paragraph, and does not anticipate the payment of remuneration, other than as provided below, until the board of directors determines otherwise.

      Saratoga Holdings has granted Mr. Johnson a three-year option to purchase 25,000 shares of Saratoga Holdings' common stock at an exercise price of $0.50 per share. There are no other outstanding options or warrants to purchase shares of Saratoga Holdings' common stock.


                            PRINCIPAL SHAREHOLDERS

      Prior to the distribution of the dividend shares, the parent owns 100% of the issued and outstanding common stock of Saratoga Holdings. After the distribution of the dividend shares, the parent will own approximately 8.4%.

OWNERSHIP OF THE COMMON STOCK OF SARATOGA HOLDINGS

      The following table sets forth information regarding the beneficial ownership of the common stock of Saratoga Holdings as adjusted to reflect the distribution of the dividend shares by the following:

o     each director of Saratoga Holdings,
o     each named executive officer of Saratoga Holdings,
o each person known or believed to own beneficially 5% or more of the common stock, and
o     all directors and executive officers as a group.

Unless otherwise indicated, each person will have sole voting and dispositive power with respect to his or her shares. Shares of common stock that are not outstanding but that can be acquired by a person within 60 days upon exercise of an option or similar right are included in the number of shares beneficially owned and in computing the percentage for such person but are not included in the number of shares beneficially owned and in computing the percentage for any other person. The information in this table assumes that Saratoga Holdings will have 3,766,667 shares outstanding after the offering.

  NAME AND ADDRESS
 OF BENEFICIAL OWNER              NUMBER OF SHARES    PERCENT BENEFICIALLY OWNED
 -------------------              ----------------    --------------------------
Thomas F. Cooke                        2,679,163                    71.1%
301 Congress Avenue, Suite 1550
Austin, Texas  78701

Randall B. Johnson                        25,000                      >1%
308 West Seventh Street, Suite A
Georgetown, Texas  78626

Kevin M. Smith                           238,295                     6.3%
2000 Dairy Ashford, Suite 410
Houston, Texas  77077

Saratoga Resources, Inc.                 458,741                    12.2%
301 Congress Avenue, Suite 1550
Austin, Texas  78701

All Officers and Directors             3,401,199                    89.7%
as a Group

-----------------

      Shares of Saratoga Holdings held by Mr. Cooke include 109,148 shares of common stock beneficially owned by June Cooke, the spouse of Mr. Cooke, and 308,741 shares owned by Saratoga Resources, a company controlled by Mr. Cooke, and 150,000 shares held by wholly owned subsidiaries of Saratoga Resources. Shares owned by Saratoga Resources include 150,000 shares held by its wholly owned subsidiaries. All shares of Saratoga Holdings held by Mr. Johnson are in the form of immediately exercisable options to purchase 25,000 shares of common stock. Shares of Saratoga Holdings held by Mr. Smith include 20,000 shares of common stock beneficially owned by Sandra Smith, the spouse of Mr. Smith. Mr. Smith is a director of the parent but not of Saratoga Holdings.

OWNERSHIP OF THE PARENT'S COMMON STOCK

      The following table sets forth information regarding the beneficial ownership of the 3,465,292 issued and outstanding shares of common stock of the parent by the following:

o     each director of Saratoga Holdings,
o     each named executive officer of Saratoga Holdings, and
o     all directors and executive officers as a group.

     NAME AND ADDRESS           NUMBER OF SHARES
   OF BENEFICIAL OWNER           OF THE PARENT       PERCENT BENEFICIALLY OWNED
  ----------------------       -------------------   --------------------------

Thomas F. Cooke                   2,220,422                     64.1%
301 Congress Avenue, Suite 1550
Austin, Texas  78701

All Officers and Directors        2,220,422                     64.1%
of Saratoga Holdings
as a Group

------------------

      Shares of the parent held by Mr. Cooke include 109,148 shares of common stock beneficially owned by June Cooke, the spouse of Mr. Cooke.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Mr. Cooke and Mr. Johnson may be considered to be promoters of Saratoga Holdings for purposes of the securities laws. A promoter includes anyone who takes initiative in founding or organizing a business.

      Saratoga Holdings is a wholly owned subsidiary of Saratoga Resources. Mr. Thomas Cooke, the chief executive officer, secretary and sole director of Saratoga Holdings is also the president and holder of a majority of the shares of the parent. The parent purchased 3,766,667 shares of Saratoga Holdings on or about November 12, 1998 at a price of $0.003 per share.

      Mr. Randall B. Johnson, the president of Saratoga Holdings is also the managing partner, an officer, director and a shareholder of The Premium Group and Premium Recoveries, Inc. Saratoga Holdings purchased the receivables for approximately $10,300 in cash from The Premium Group under the terms of a Purchase Agreement dated November 12, 1998 between Saratoga Holdings and Premium Group. At that time, the portfolio of receivables had a face value of $223,907.05. The Premium Group previously had purchased the receivables in June 1998 for a purchase price of $9,750.

      In addition, Saratoga Holdings entered into a services agreement also dated November 12, 1998 with Premium Recoveries under which Premium Recoveries has agreed to use its reasonable efforts to collect the receivables in exchange for a commission equal to 30% of the amount collected. Saratoga Holdings believes that the 30% commission is standard in the industry.

      In addition, Saratoga Holdings has granted to Mr. Johnson a three-year option to purchase 25,000 shares of its common stock for $0.50 per share.

                           DESCRIPTION OF SECURITIES

      The authorized capital stock of Saratoga Holdings consists of 100,000,000 shares of common stock, $0.001 par value, and 100,000 shares of undesignated preferred stock, $0.001 par value.

COMMON STOCK

      The holders of Saratoga Holdings' common stock are entitled to one vote per share on all matters submitted to a vote of shareholders voting with the holders of Saratoga Holdings' preferred stock as a single class, except where class voting is required by the Texas Business Corporation Act or by a Certificate of Designation adopted by the Board of Directors. Cumulative voting in the election of directors is prohibited. Accordingly, the holders of a majority of the combined number of outstanding shares of common stock and Saratoga Holdings' preferred stock entitled to vote in any election of directors may elect all of the directors standing for election.

      Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon a liquidation, dissolution or winding up of Saratoga Holdings, the holders of common stock are entitled to receive ratably the net assets of Saratoga Holdings available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares issued in the offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK

      There are 100,000 shares of undesignated preferred stock authorized and no shares of preferred stock issued or outstanding.

ANTI-TAKEOVER PROVISIONS

      Some of Saratoga Holdings' Articles of Incorporation and Bylaws, and the indemnification agreements with directors and officers of Saratoga Holdings may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in that shareholder's best interest, including attempts that might result in a premium over the market price for the shares held by shareholders.

      Under the terms of Saratoga Holdings' Articles of Incorporation, Saratoga Holdings' Board of Directors may issue additional shares of common stock or establish one or more series of preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors fixes without shareholder approval. Any additional issuance of common stock or designation of rights, preferences, privileges and limitations with respect to preferred stock could have the effect of impeding or discouraging the acquisition of control of Saratoga Holdings by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Saratoga Holdings' management. Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in Saratoga Holdings' best interest, shares could be issued by the Board of Directors without shareholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transactions by diluting the voting or other rights of the proposed acquiror or insurgent shareholder group, by putting a substantial voting lock in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Saratoga Holdings' Articles of Incorporation and Bylaws provide that special meetings of shareholders generally can be called only by the President or Board of Directors or 10% or more of the voting shareholders.

INDEMNIFICATION OF OFFICERS AND DIRECTORS; LIMITATION OF DIRECTOR
LIABILITY

      Saratoga Holdings has entered or proposes to enter into indemnification agreements with all of its directors and executive officers, which, among other things, indemnify directors of Saratoga Holdings against liability arising from shareholder claims of a breach of duty by a director if a director votes against a transaction that would result in a change of control of Saratoga Holdings. Saratoga Holdings' Articles of Incorporation also provide that its directors shall not be liable for monetary damages caused by an act or omission occurring in their capacity as directors. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Texas law as provided in Section 2.02-1 of the Texas Business Corporation Act. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Saratoga Holdings, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to a director and for payment of dividends or acts or omissions for which a director is made expressly liable by applicable statute. The limitations on liability provided for in Saratoga Holdings' Articles of Incorporation do not restrict the availability of non-monetary remedies and do not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Saratoga Holdings under the foregoing provisions, or otherwise, Saratoga Holdings has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


                        SHARES ELIGIBLE FOR FUTURE SALE

      Upon completion of the offering, Saratoga Holdings will have outstanding 3,766,667 shares of common stock. The dividend shares distributed to the holders of the parent's common stock will not be "restricted securities" under Rule 144 and therefore will be freely tradeable in the public market without restriction or further registration under the Securities Act of 1933, except for any shares acquired by affiliates of Saratoga Holdings as that term is defined in Rule 144 promulgated under the Securities Act. The remaining 308,741 outstanding shares of common stock of Saratoga Holdings to be retained by the parent following this offering will be restricted securities within the meaning of Rule 144 and may be publicly resold only if registered under the Securities Act or sold in accordance with an eligible exemption from registration, such as Rule 144. All of the parent's restricted shares will be available for resale in the public market commencing on or about November 12, 1999, subject to volume and other restrictions under Rule 144.

      In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate of Saratoga Holdings, who beneficially owns restricted securities acquired from Saratoga Holdings or an affiliate of Saratoga Holdings at least one year prior to the sale is entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

o     1% of the then outstanding shares of common stock, and

o the average weekly reported trading volume of the common stock during the four calendar weeks immediately preceding the date on which notice of such sale is filed with the Securities and Exchange Commission, provided manner of sale and notice requirements and requirements as to the availability of current public information concerning Saratoga Holdings are satisfied.

Under Rule 144(k), a person who has not been an affiliate of Saratoga Holdings for a period of three months preceding a sale of securities by him, and who beneficially owns restricted securities acquired from Saratoga Holdings or an affiliate of Saratoga Holdings at least two years prior to the sale, would be entitled to sell the shares without regard to volume limitations, manner of sale provisions, notification requirements or requirements as to the availability of current public information concerning Saratoga Holdings.

      Shares held by persons who are deemed to be affiliates of Saratoga Holdings, including any shares acquired by affiliates in the offering, are subject to volume limitations, manner of sale provisions, notification requirements and requirements as to the availability of current public information concerning Saratoga Holdings, regardless of how long the shares have been owned or how they were reacquired. In addition, the sale of any restricted securities beneficially owned by an affiliate of Saratoga Holdings and not registered in this offering is subject to the one-year holding requirement of Rule 144. As defined in Rule 144, an affiliate of an issuer is a person that directly or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Approximately 71.1% of the common stock of Saratoga Holdings after the distribution will be beneficially owned by Mr. Cooke, an affiliate of Saratoga Holdings. These shares will be regarded as unrestricted shares held by an affiliate and therefor subject to the provisions of Rule 144, other than the holding period requirement of Rule 144(d). If Mr. Cooke ceases to be an affiliate of Saratoga Holdings, his shares would be marketable under Rule 144(k) three months thereafter.

      Saratoga Holdings has outstanding non-statutory options to purchase an aggregate of 25,000 shares of common stock, all of which are exercisable as of the date of this prospectus. Shares of common stock issued upon exercise of options may be subject to Rule 144.

      Prior to the offering, there has been no public market for the common stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the common stock in the public market could adversely affect prevailing market prices and the ability of Saratoga Holdings to raise equity capital in the future.

      Saratoga Resources currently holds all of the issued and outstanding common stock of Saratoga Holdings. Saratoga Holdings has not paid or declared any cash dividends with respect to its common stock.


                                TRANSFER AGENT

      The Transfer Agent for the common stock is ChaseMellon Shareholder
Services.

                                 LEGAL MATTERS

      Jenkens & Gilchrist, A Professional Corporation, 600 Congress Avenue, Suite 2200, Austin, Texas 78701 has acted as legal counsel to Saratoga Resources and Saratoga Holdings in connection with this prospectus and related matters.

                                    EXPERTS

      The financial statements of Saratoga Holdings included in this registration statement and prospectus have been audited by Ernst & Young LLP and are included in reliance upon the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                         ------

Report of Independent Auditors.............................................F-2

Audited Financial Statements

Balance Sheet..............................................................F-3

Statement of Operations....................................................F-4

Statement of Changes in Stockholder's Equity...............................F-5

Statement of Cash Flows....................................................F-6

Notes to Financial Statements..............................................F-7

                        Report of Independent Auditors


Board of Directors
Saratoga Holdings I, Inc.


We have audited the accompanying balance sheet of Saratoga Holdings I, Inc. as of December 31, 1998, and the related statements of changes in stockholder's equity and cash flows for the period from October 29, 1998 ("inception") to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Saratoga Holdings I, Inc. at December 31, 1998, and the results of its cash flows for the period from October 29, 1998 ("inception") to December 31, 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Saratoga Holdings I, Inc. will continue as a going concern. As more fully described in
Note 2, the Company had no operating activities prior to October 29, 1998 and had limited cash, working capital and available sources of financing at December 31, 1998. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                              /s/ ERNST & YOUNG LLP


Austin, Texas
March 31, 1999

                          Saratoga Holdings I, Inc.

                                Balance Sheet

                              December 31, 1998
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



ASSETS
Current assets - cash .....................................   $ 1
Investment in past due accounts receivable ................    10
                                                              ---
Total assets ..............................................   $11
                                                              ===

LIABILITIES AND STOCKHOLDER'S EQUITY
Preferred stock, par value $.001; 100,000 shares ..........   $--
  authorized; none outstanding
Common stock, par value $.001; 100,000,000 shares
  authorized; 3,766,667 shares issued and outstanding .....     4
Additional paid-in capital ................................     7
Retained earnings .........................................   ---
Total liabilities and stockholder's equity ................   $11
                                                              ===

SEE ACCOMPANYING NOTES.

                          Saratoga Holdings I, Inc.

                           Statement of Operations

                    For the Period Ended December 31, 1998



      Revenues                $     -

      Expenses                      -
                              -------
      Net Income              $     -
                              =======



SEE ACCOMPANYING NOTES.

                          Saratoga Holdings I, Inc.

                 Statement of Changes in Stockholder's Equity

                                (in thousands)




                                       COMMON STOCK
                                      --------------   ADDITIONAL     TOTAL
                                  NUMBER OF     PAR     PAID-IN    STOCKHOLDER'S
                                   SHARES      VALUE    CAPITAL       EQUITY
                                  ---------   -------  ----------  -------------
Balances at December 31, 1997 ...    --       $ --       $ --       $ --
Issuance of Common Stock ........   3,767          4          7         11
                                   ---------------------------------------------
Balances at December 31, 1998 ...  $3,767          4     $    7     $   11
                                   =============================================


SEE ACCOMPANYING NOTES.

                          Saratoga Holdings I, Inc.

                           Statement of Cash Flows

       Period from October 29, 1998 ("inception") to December 31, 1998
                                (in thousands)



OPERATING ACTIVITIES
Investment in past due accounts receivable ..........      $(10)
                                                           ----
Net cash used in operating activities ...............       (10)

FINANCING ACTIVITIES
Issuance of common stock ............................        11
                                                           ----
Net cash provided by financing activities ...........        11

Net increase in cash ................................         1
Cash at beginning of period .........................       --
Cash at end of period ...............................      $  1
                                                           ====

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest ..............................      $--
Cash paid for income taxes ..........................      $--


SEE ACCOMPANYING NOTES.

                          Saratoga Holdings I, Inc.

                        Notes to Financial Statements

                              December 31, 1998



1. ORGANIZATION AND NATURE OF OPERATIONS

Saratoga Holdings I, Inc. (Saratoga Holdings), a Texas corporation, is a wholly owned subsidiary of Saratoga Resources, Inc. As of December 31, 1998, Saratoga Holdings has no operations other than those related to a portfolio of past due account receivables purchased on November 12, 1998. Saratoga Holdings is in the business of purchasing portfolios of accounts receivable at a discount and of collecting receivables or reselling them in the same or in differently configured portfolios.

The Company was incorporated on October 29, 1998, and on November 12, 1998, Saratoga Resources, Inc., the parent company of Saratoga Holdings, purchased 3,766,667 shares of Saratoga Holdings' common stock for $11,300. It is the intention of Saratoga Resources, Inc. to register 3,465,292 of those shares with the Securities and Exchange Commission and to distribute them to the stockholders of Saratoga Resources, Inc. in the form of a dividend, except for 7,366 of those shares for which the parent company intends to pay cash dividends of $0.003 per share, or $22.10, due to registration restrictions of the states in which those shares are held.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GOING CONCERN

The Company's financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company had no operating activities prior to November 12, 1998 and had limited cash, working capital and available sources of financing at December 31, 1998, raising substantial doubt about the entity's ability to continue as a going concern.

The Company currently has limited expenses other than legal, accounting and commissions which the Company intends to pay with collections of the past due account receivable, as more fully described in these notes. If Saratoga Holdings is successful in publicly registering its common stock, it will have additional reporting expenses. A wholly owned subsidiary of Saratoga Resources, Inc. has agreed to pay Saratoga Holdings' legal, accounting and reporting expenses up to $40,000 for the first 18 months of Saratoga Holdings' operations subject to repayment if Saratoga Holdings becomes profitable. This agreement is documented by a note

                          Saratoga Holdings I, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

dated November 12, 1998 which provides for interest at the rate of 10% per annum. In addition, Saratoga Holdings hopes that it will be able to support some of its operations through the collection of accounts receivable.

USE OF ESTIMATES

The preparation of the Company's financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

COMPREHENSIVE INCOME

During 1997, the Financial Accounting Standards Board issued Statement No. 130, REPORTING COMPREHENSIVE INCOME ("Statement 130"), which establishes standards for reporting comprehensive income and its components in a full set of financial statements. The adoption of Statement 130 did not have an effect on the Company's financial statements as the Company has no elements of comprehensive income.

STOCK-BASED COMPENSATION

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by Statement No. 123, the Company has elected to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB
25).

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, ACCOUNTING FOR INCOME TAXES. This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                          Saratoga Holdings I, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

As of December 31, 1998, the Company did not have any temporary differences. Accordingly, there are no deferred tax assets or liabilities recorded.

3. INVESTMENT IN PAST DUE ACCOUNTS RECEIVABLE

On November 12, 1998, Saratoga Holdings acquired a portfolio of past due accounts receivable for approximately $10,300 and recorded it at cost. These receivables represent amounts previously due various major retail businesses arising from the sale of various consumer products and are considered a concentration of credit risk due to their past-due nature. The face amount of these receivables totals $223,907. The ultimate collection of these receivables will depend on a variety of factors, many of which are outside the Company's control. Any collections will reduce the asset balance until it is $-0-, with any remaining collections recorded as revenue.

4. PREFERRED STOCK

Saratoga Holdings may issue preferred stock in one or more series which will have such designations, preferences, limitations and relative rights as authorized by the Board of Directors.

5. STOCK OPTIONS

On November 12, 1998, Saratoga Holdings issued an option to an officer of the Company to acquire 25,000 shares of its common stock at $0.50 per share. The option, which was fully vested upon grant but unexercised as of December 31, 1998, expires November 11, 2001 if not previously exercised.

The Company has elected to account for its employee stock options under APB 25 and related interpretations. Under APB 25, because the exercise price of the Company's employee stock options is greater than the estimated market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income and income per share is required by Statement of Financial Accounting Standards Board No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS No. 123"), which requires that the information be determined as if the Company has accounted for its employee stock options under the fair value method prescribed by SFAS No. 123. The fair value for these options was estimated at the date of grant using a minimum value

                          Saratoga Holdings I, Inc.

5. STOCK OPTIONS (CONTINUED)

option pricing model with the following weighted-average assumptions for 1998: a risk-free interest rate of approximately 6%; a dividend yield of 0% and a weighted-average expected life of three years.

The minimum value option valuation model results in an option value similar to the option value that would result from using the Black-Scholes option valuation model with a near zero volatility.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma compensation expense for 1998 was not material.

6. RELATED PARTY TRANSACTIONS

Randall Johnson, the President of Saratoga Holdings, is also a shareholder, officer and director of both the company that sold the past due accounts receivable to Saratoga Holdings and of the company that Saratoga Holdings has hired to collect the receivables. The seller acquired the receivables in June 1998 for $9,750 and sold them to Saratoga Holdings in November 1998 for $10,300 which Tom Cooke, CEO of Saratoga Resources, Inc., determined to be the fair market price. Saratoga Holdings may purchase additional receivables from the same company or other companies and may retain the same company or other companies to collect any additional receivables. Because of Mr. Johnson's conflict of interest, the purchase of the receivables by Saratoga Holdings and the agreement with the collection company to collect the receivables may benefit the seller and the collections company at the expense of Saratoga Holdings.

The Company has a revolving loan from a subsidiary of its parent to cover expenses up to $40,000 during its first 18 months of operations. The loan has an interest rate of 10% and, at December 31, 1998, no amounts were outstanding under the loan agreement.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Registrant has authority under Articles 2.02(A)(16) and 2.02-1 of the Texas Business Corporation Act to indemnify its directors and officers to the extent provided for in that statute. The Registrant's articles of incorporation and bylaws allow indemnification of directors and officers to the full extent permitted by those provisions of the Act. The Act provides in part that a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that

o     the person conducted himself in good faith;

o reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, and, in all other cases, that his conduct was at least not opposed to the corporation's best interest; and

o in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

      A corporation may indemnify a person under the Act against judgments, penalties (including excise and similar taxes), fines, settlement, and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

      Reference is also made to the articles of incorporation, which limit or eliminate a director's liability for monetary damages to the registrant or its shareholders for acts or omissions in the director's capacity as a director, except that the articles of incorporation do not eliminate the liability of a director for

o a breach of the director's duty of loyalty to the registrant or its shareholders,

o an act or omission not in good faith that constitutes a breach of duty of the director to the registrant or an act or omission that involves intentional misconduct or a knowing violation of the law,

o a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or

o an act or omission for which the liability of a director is expressly provided for by an applicable statute. The registrant's Bylaws further provide that the registrant shall indemnify its officers and directors to the fullest extent permitted by law.

ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      Following are the estimated expenses which will be incurred by Saratoga Holdings with respect to the distribution of the dividend shares. Saratoga Resources has agreed to pay all of these expenses.


Securities and Exchange Commission Registration Fee..............  $      3.00
Printing and Engraving...........................................  $  2,500.00
Fees of Transfer Agent...........................................  $    500.00
Legal Fees and Expenses..........................................  $ 20,000.00
Accountant's Fees and Expenses...................................  $  3,000.00
Miscellaneous....................................................  $     00.00
                                                                   -----------
                                                                   $ 26,003.00
                                                                   ===========

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES

      Since inception, the registrant has sold the following securities which were not registered under the Securities Act of 1933.

1. On November 12, 1998, Saratoga Holdings issued 3,766,667 shares of common stock to Saratoga Resources for a total cash price of $11,300. This transaction was exempt from the registration requirements of the Securities Act under
Section 4(2) of the Securities Act because it was a sale that did not involve a public offering, but rather involved the formation of the corporation by Saratoga Resources. There was no solicitation or advertising involved in this issuance.

2. Also on November 12, 1998, Saratoga Holdings granted a three-year option to its president to acquire 25,000 shares of Saratoga Holdings' common stock at an exercise price of $0.50 per share. This option agreement is filed as Exhibit
10.7. This transaction was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 701 because it was an issuance of an option to one employee of Saratoga Holdings and because the purpose of the issuance was compensation. The option which serves as a compensation plan is filed as Exhibit 10.7.

ITEM 27.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  3.1       Articles of Incorporation

  3.2       Bylaws

 *5.1       Opinion of Jenkens & Gilchrist, a Professional Corporation

 10.1 Purchase and Sale Agreement dated effective November 12, 1998 between Saratoga Holdings and The Premium Group

 10.2 Service Agreement dated as of November 12, 1998 between Saratoga Holdings and Premium Recoveries, Inc.

*10.3       Form of Indemnification Agreement

 10.4 Revolving Promissory Note dated as of November 12, 1998 between Saratoga Holdings and Saratoga Resources, Inc., a Texas corporation

 10.5 Compromise and Settlement Agreement dated May 7, 1996 between Saratoga Resources, a Delaware corporation, Saratoga Resources, Inc., a Texas corporation, Lobo Energy, Inc., a Texas corporation, Lobo Operating, Inc., a Texas corporation, and Internationale Nederlanden (U.S.) Capital Corporation

 10.6 Purchase and Sale Agreement dated May 7, 1996, by and between Internationale Nederlanden (U.S.) Capital Corporation and Prime Energy Corporation

 10.7 Non-Qualified Stock Option Award Agreement for Employee dated effective November 12, 1998

*23.01 Consent of Jenkens & Gilchrist, a Professional Corporation - Contained in Exhibit 5.1

 23.02      Consent of Ernst & Young LLP

 27         Financial Data Schedule

* To be filed by amendment.

ITEM 28.    UNDERTAKINGS

            The undersigned registrant hereby undertakes:

            A. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculations of Registration Fee" table in the effective registration statement.

            (iii) Include any additional or changed material information on the plan of distribution.

            B. For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            C. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

            D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer under the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this pre-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin and State of Texas on the 10th day of May, 1999.


                                    SARATOGA HOLDINGS I, INC.


                                    By: /s/ RANDALL B. JOHNSON
                                            Randall B. Johnson, President


      In accordance with the requirements of the Securities Act of 1933, this pre-effective amendment to registration statement has been signed below by the following persons in the capacities and on the dates indicated.



 /s/ RANDALL B. JOHNSON              President                     May 10, 1999
     Randall B. Johnson


 /s/ THOMAS F. COOKE                 Chief Executive Officer,      May 10, 1999
     Thomas F. Cooke                 Secretary and Director
                                     (Principal Accounting
                                     and Financial Officer)